Exhibit 3.1.1

Majority Voting

CONSOLIDATED EDISON, INC.

BOARD OF DIRECTORS

February 19, 2009

RESOLVED, That, effective with the opening of business on February 19, 2009, section 8 of the Company’s By-laws are, and the same hereby are, amended to read as follows:

“SECTION 8. The affairs of the Company shall be managed under the direction of the Board of Directors, who shall be elected annually by the shareholders by ballot and shall hold office until their successors are elected and qualified. In uncontested elections, each member of the Board of Directors shall be elected by the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. A majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of shares voted “against” that Director. In contested elections, each member of the Board of Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in an election. An election shall be considered contested if, as of a date that is five (5) business days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the authorized number of Directors to be elected as determined by the Board of Directors in accordance with the Certificate of Incorporation. Vacancies in the Board of Directors may be filled by the Board by the vote of a majority of Directors then in office. Members of the Board of Directors shall be entitled to receive such reasonable fees or other forms of compensation, on a per diem, annual or other basis, as may be fixed by resolution of the Board of Directors or the shareholders in respect of their services as such, including attendance at meetings of the Board and its committees; provided, however that nothing herein contained shall be construed as precluding any Director from serving the Company in any capacity other than as a member of the Board or a committee thereof and receiving compensation for such other services.”